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                                                                  EXHIBIT (4)(v)

Certificate Number____
                      ORGANIZED AS A VOLUNTARY ASSOCIATION
                             UNDER THE LAWS OF THE
                         COMMONWEALTH OF MASSACHUSETTS

                               NASL SERIES TRUST

                                WORLDWIDE GROWTH

THIS CERTIFIES THAT
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is the owner of
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        FULLY PAID AND NON-ASSESSABLE SHARES OF BENEFICIAL INTEREST,
                    $0.01 PAR VALUE, OF NASL SERIES TRUST

         In accordance with, and subject to all the provisions of, an Agreement and Declaration of Trust dated September 29, 1988, and any amendments thereto, a copy of which has been filed with the Secretary of the Commonwealth of Massachusetts, to all of which provisions every shareholder agrees by the acceptance of share certificate.

         The Declaration of Trust provides that the name "NASL Series Trust" refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee , shareholder, officer, employee or agent of the Trust may be held to any personal liability, or may resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of the Trust, but the Trust Property only shall be liable.

         This certificate is not valid until countersigned by the Transfer
Agent.

         IN WITNESS WHEREOF, the Trustees under said Declaration of Trust, acting not individually, but as such Trustees have cause to be affixed to this certificate the facsimile Seal of the Trust and the facsimile signatures of duly authorized officers of the Trust, acting not individually but as such officers.


TREASURER                                                           PRESIDENT

Dated
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